EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vertex Energy, Inc.

We consent to the incorporation by reference in (a) Registration Statement No. 333-162290 (as amended) on Form S-8; (b) Registration Statement No. 333-197659 on Form S-8; and (c) Registration Statement No. 333-197494 on Form S-3, of Vertex Energy, Inc., of our report dated March 31, 2015, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of the Company for the year ended December 31, 2014.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
April 15, 2015